UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/06/2007

ABX AIR, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50368

DE	91-1091619
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)

(937) 382-5591
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On September 19, 2007, DHL Express (USA), Inc. ("DHL") sent a letter to ABX Air, Inc. ("ABX") claiming that ABX's third party revenues exceeded 10% of its overall revenues giving rise to a provision under the ACMI Services Agreement (the "ACMI Agreement") and the Hub and Line-Haul Services Agreement (the "Hub Agreement", and together with the ACMI Agreement the "Agreements") which calls for the parties to negotiate in good faith an allocation of the overhead costs attributable to ABX's provision of such third party services and for such amounts to be excluded from the compensation due ABX under the Agreements. DHL took the position that in determining whether or not the 10% threshold had been crossed, fuel revenues should be excluded from total revenues. In addition, DHL claimed that under the Agreements the costs of maintaining public company status and certain professional fees incurred by ABX with respect to an unsolicited indication of interest from ASTAR Air Cargo (the "ASTAR Offer") were not recoverable under the Agreements.

On September 26, 2007 ABX sent a letter to DHL disputing DHL's claims. ABX asserted its strongly held view that in calculating the revenues for the purposes of determining whether the 10% threshold had been exceeded, expenses reimbursable by DHL, including but not limited to the fuel costs should be included, as has been the practice for so long as the Agreements have been in place. Accordingly, ABX believes it is yet to cross the 10% threshold. In addition, ABX disputed DHL's claims with respect to costs incurred by ABX as a result of ABX being a public company, which DHL has previously paid without objection, and as a result of the ASTAR Offer.

On October 31, 2007 the parties met to discuss the disputed issues, but were not able to reach any resolution. ABX believed that the companies would continue to follow the contractually prescribed process toward resolution.

However, on November 5, 2007, DHL notified ABX that it was reducing the weekly ACMI Agreement and Hub Agreement pre-funding amounts under these Agreements by $8.8 million comprised of DHL's estimated $4 million of overhead allocation for each of the second and third quarters of 2007, and $800,000 for costs related to the ASTAR Offer. According to this letter, DHL would deposit such amounts in a separate interest bearing bank account until the issues could be resolved through further discussion or arbitration. The letter did not contain a calculation supporting how the $8.8 million was derived.

On November 6, 2007 ABX responded to DHL by giving a notice of occurrence of event of default under the Agreements. It is ABX's position that under the Agreements, DHL was explicitly required to make all payments due to ABX regardless of whether it was disputing such amounts. To the extent DHL contested any such amount DHL could seek recovery in accordance with the general dispute resolution process under the Agreements only after it has paid and ABX has received the disputed amount. Moreover, ABX strongly disputes the validity of DHL's claims. Under each of the Agreements DHL had two business days to cure its breach by making the required payments. If DHL did not cure its breach during this period of time, ABX became entitled to terminate each of the Agreements. On November 8, 2007, DHL responded to ABX's notice of occurrence of event of default and claimed that DHL had no payment obligations with respect to the withheld amounts. As of the close of business on November 8, 2007, DHL had not cured its breach under either of the Agreements.

In addition, the refusal of DHL to pay the amounts due to ABX under the Agreements may cause ABX to be in default under certain of its credit facilities. Should this be the case, ABX will consider whether to seek reimbursement from DHL for any damages or liabilities ABX may incur as a result of any such default.

ABX intends to consider which of its options to exercise with respect to the dispute, including but not limited to terminating the Agreements, pursuing the dispute resolution process set forth in the Agreements, negotiating with DHL to resolve the disputed issues, or any other option available to ABX at law or in equity. In the meantime, ABX intends to continue to provide the same high quality services to DHL that it has provided to date.

ABX issued a press release today regarding the DHL's default under the Agreements, a copy of which is attached as Exhibit 99.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.   Description
      99            Press Release issued by ABX Air, dated November 9, 2007

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABX AIR, INC.

Date: November 09, 2007	By:	/s/ W. Joseph Payne
W. Joseph Payne
Vice President, General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
EX-99.	ABX Air Issues Default Notice to DHL